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                          CAREER EDUCATION CORPORATION.
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                (Name of Registrant as Specified in Its Charter)

                                 BOSTIC R STEVEN
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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Steve Bostic provided the following materials to certain stockholders of Career
Education Corporation on May 9, 2006:

                                  STEVE BOSTIC
                                 Wachovia Plaza
                                 P.O. Box 31046
                            Sea Island, Georgia 31561

                                                                     May 9, 2006

Dear Fellow Stockholder,

At Career Education Corporation's Annual Meeting next week on May 18, 2006, you have a critical decision to make. CEC can continue down its current path, which has led to multiple regulatory investigations, shareholder lawsuits and, of gravest concern, the looming potential loss of the accreditation of American InterContinental University (AIU) by the Southern Association of Colleges and Schools (SACS) - or you can take the first step towards restoring the company on a path to greater profitability and value for stockholders.

This election is about integrity and credibility. It is about protecting the value of your investment in CEC from a management that appears incapable of operating the company within the required regulatory framework, and it is about electing directors with the experience, skills and knowledge for CEC to be put back on track.

In the event you have not already seen them, I have enclosed for you three recent media articles which demonstrate that the problems at CEC continue to mount.

      o The London Times Higher Education Supplement last week revealed that CEC's accreditation problems extend beyond the U.S. to its overseas operations. During the week of April 24, 2006, AIU's London campus became the first university in history to fail an audit by the U.K.'s Quality Assurance Agency (QAA). The QAA found "alarmingly low" standards of student achievement and "misleading" marketing claims at AIU London and added, "At present, no confidence can be placed in the soundness of AIU London's management of the quality of its programmes."

      o The Wall Street Journal on Monday reported that CEC has paid the U.S. Education Department nearly half a million dollars to resolve government findings of financial-aid violations, and that a Department of Education report noted "evidence suggesting a coordinated subterfuge to under-report the effect" of federal financial-aid revenues and that a CEC school "improperly inflated" its nonfederal revenues in government aid eligibility reports.

      o The New York Times on Sunday discussed how CEC is wasting shareholder money to castigate me, as well as the current CEC board's failure to adequately respond to the clear demand of shareholders for greater accountability at CEC.

It is clear to me that unless CEC is put on the right path, negative reports such as these will continue.


                                        1

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My fellow nominees and I have a plan to solve the problems plaguing CEC and to restore integrity and value to the company. If elected, we would propose a course of immediate action to address all of CEC's regulatory and operational problems and to bring transparency and trust to CEC's relationships with its students, its regulators, its employees and its shareholders. Again, I ask you to sign, date and return your blue proxy card. Even if you have already returned a white management card, you have every right to change your vote by sending in a later-dated BLUE proxy. Only your latest dated proxy will count.

Thank you for your support.

Sincerely,

/s/ Steve Bostic

Steve Bostic


                                        2

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American Intercontinental First To Fail New Qaa Audit
By Phil Baty
The Times Higher Education Supplement (U.K.)
April 28, 2006

Quality watchdogs have named the first university found to be failing under the three-year-old light-touch audit regime, writes Phil Baty.

The Quality Assurance Agency found "alarmingly low" standards of student achievement and "misleading" marketing claims at the American Intercontinental University, London.

Confirming the findings of The Times Higher's exclusive report in January, the QAA this week published a "no confidence" judgment in the management of the private institution.

It means that AIU London is the only institution to fail a routine QAA inspection since the agency was set up in 1997. Thames Valley University was heavily criticised by the QAA in 1998, but this followed a special investigation outside the routine inspection cycle.

The QAA's report on AIU London concludes: "At present, no confidence can be placed in the soundness of AIU London's management of the quality of its programmes."

AIU London, based in Marylebone, is one of seven AIU campuses owned by Career Education Corporation, a US private education company. It was providing Open University degrees under a validation contract at the time of the inspection last year.

AIU London specialises in business, media, interior design and fashion degrees and has fewer than 1,000 students. It was not part of the QAA's regulatory system until it volunteered to join the new regime. But, despite its size and private status, the QAA's verdict sets a new landmark and demonstrates the agency's claim to be "light touch, not soft touch".

Geoffrey Alderman, its senior vice-president, is an outspoken critic of the QAA. He was previously responsible for quality assurance at London and Middlesex universities.

In its report, the agency calls for "essential" action to ensure that the management of AIU London's academic standards is fully informed by a "rigorous and scrupulous" consideration of all external examiners' reports.

External examiners have raised numerous serious concerns about business degrees for several years, the QAA says. But, despite these strong warnings, the QAA says that its audit team saw no evidence of an adequate response to the concerns raised.

The report says that AIU London had a "defensive and insular" approach to external scrutiny and advice.

The QAA also found that AIU London had falsely claimed in publicity material to offer UK and US degrees from one programme of study without additional work - or "two degrees for the price of one", as AIU London describes it.

The QAA found that these claims were used to encourage admissions, but the position was changed after students enrolled. One student called the claims "deceptive".

"AIU London must be sensitive to the need not to allow market considerations to override academic probity," the QAA says.

In a statement, AIU London said that it was disappointed with the QAA's approach.

The university said that the QAA had previously criticised the accreditation model employed by the Open University, which, nevertheless, AIU London was required to run under its validation agreement.

AIU London has since "obtained accreditation from another renowned UK university" - London South Bank.

Career Education Required to Repay Aid Funds to U.S.
By John Hechinger
The Wall Street Journal
May 8, 2006; Page A3

Career Education Corp., a big operator of for-profit colleges, has paid the U.S. Education Department nearly half a million dollars to resolve government findings of financial-aid violations at campuses in Pennsylvania and Arizona, documents show.

In February, the Education Department ordered the company to return about $469,000 in federal money because it lacked proper documentation for aid provided to certain students at the company's Pennsylvania Culinary Institute in Pittsburgh, agency and company officials said. In April, the agency reached a settlement with the company's Collins College in Tempe, Ariz., in which Career Education paid $23,000 without acknowledging wrongdoing.

[Chart]

The disclosures, which come from documents released under the U.S. Freedom of Information Act, add to the litany of Career Education's woes. The company is facing government investigations, including one by the Justice Department, probation of a university by an accreditor and lawsuits alleging poor instruction, high-pressure sales practices and financial-aid fraud. Amid those problems will come a proxy fight next week. Shares have lost more than half their value since their peak in 2004.

Last year, the Hoffman Estates, Ill., company disclosed that the Education Department was reviewing Career Education's overall management of financial-aid programs, but released few details. In June, the agency told Career Education it wouldn't approve any campus expansions or acquisitions until it was satisfied with the reviews' outcome.

Those restrictions are "substantially still in place today," Education Department spokeswoman Jane Glickman said in a prepared statement.

Leslie T. Thornton, a Career Education director and former chief of staff to the U.S. secretary of education, said the department's complaints about Collins and Pennsylvania Culinary have been "fully resolved." The company says the department has agreed to consider an application for expanding two campuses.

Career Education, with 97,000 students, runs more than 80 colleges, trade schools and universities across the country, including the Katharine Gibbs Schools. The Education Department oversees the federal grants and loans that its students need for tuition -- and on which Career Education relies for much of its revenue, which totaled $2 billion in 2005.

Meanwhile, Steven Bostic, who sold a chain of colleges to Career Education in 2001, is leading a proxy fight. One of three candidates running to unseat directors at the May 18 annual meeting, Mr. Bostic succeeded last year in getting investors to withhold almost two-thirds of votes from management's slate of directors. Mr. Bostic, who owns 1.1 million shares, or 1%, of Career Education, cites the company's regulatory problems for his challenge. Friday, Institutional Shareholder Services, which advises big investors on how to vote in such proxy fights, backed Mr. Bostic's slate.

Now, a previously undisclosed 2003 Education Department report said Career Education manipulated Collins College's financials "to effectively distort" the true proportion of money it received from federal financial-aid programs. In a measure designed to prevent fraud, for-profit

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schools may receive no more than 90% of their money from federal aid programs or their students will be cut off from government aid.

The Education Department report noted "evidence suggesting a coordinated subterfuge to under-report the effect" of federal financial-aid revenues at Collins. The report said the school "improperly inflated" its nonfederal revenues by issuing federal-aid checks to some students. The student would then endorse the check back to the college. That amount would then be counted as money toward nonfederal revenue.

Career Education called the report's conclusions "wholly unwarranted," telling the agency that the school was merely returning federal-aid balances owed to students, who were then properly using the money for expenses.

The company says the $23,000 it paid to settle with the Education Department pales in comparison with the $55 million in federal-aid money that flowed to Collins from July 2000 through February 2003 -- the period reviewed. The company said the department didn't find any violation of the 90% rule. Another Education Department report, dated May 2005, said Pennsylvania Culinary Institute failed to establish student eligibility for financial-aid funds for 26 of 30 students whose files were reviewed by federal examiners for the 2002-03 and 2003-04 school years.

The department also found that the school received federal financial-aid funds even though students had withdrawn from the institution, were on a leave of absence or otherwise not enrolled. Career Education spokeswoman Lynne Baker said that the $469,000 returned to the government represented only 1.3% of the $36.8 million the school received in financial-aid money over the two school years examined.

In another regulatory problem, last December, the body that accredits Career Education's fast-growing online American InterContinental University placed the school on one-year probation, citing concerns about admissions practices, accuracy of recruitment materials and program content. If the accreditor takes the next step of withdrawing its seals of approval, students wouldn't any longer be eligible for financial aid.

Career Education executives say the company is making progress satisfying the accreditor's concerns.

In late April, a dozen students of the company's Sanford-Brown Institute in Landover, Md., sued Career Education in Prince George's County Circuit Court in Maryland. The students, studying for medical programs for which they paid about $30,000 each in tuition, claimed the company misrepresented availability of clinical externships required to get an important credential. The company declined to comment on the suit.

Can a For-Profit College Learn a Lesson?
By GRETCHEN MORGENSON
The New York Times
May 7, 2006

Copyright 2006 The New York Times Company. All Rights Reserved.
A KNOCK-DOWN,drag-out proxy fight, featuring dissident slates of directors, mudslinging and other amusements, has been a rarity this season. But such a skirmish is going on at the Career Education Corporation, a for-profit education company that will hold its annual shareholder meeting on May 18. And the fight exemplifies why disenfranchised shareholders need much more power in director elections today.

Career Education, which operates 86 campuses offering career-oriented programs in cooking, photography, health care and other fields, has had a spate of legal and regulatory problems in recent years. The company, which also has online courses, is being investigated by the Justice Department and is cooperating with inquiries from officials in Pennsylvania, relating to its recruitment practices, and in Texas, involving whether the academic needs of its students are being met.

Its American InterContinental University unit has been put on probation by the Southern Association of Colleges and Schools, and the company is a defendant in various lawsuits from former employees, students and shareholders. California regulators have said that some high-pressure sales representatives at one school misled students on potential job opportunities and career placement services.

All of this has wreaked havoc on Career Education's shareholders, who have watched the stock fall from its split-adjusted peak of around $70 in April 2004 to its close on Friday of $31.86.

Things seemed to be looking up for the company in early April this year, when it said the Securities and Exchange Commission had closed its investigation into allegations that the company had inflated attendance figures. A throng of Wall Street analysts recommended the stock, saying that Career Education's attempts to clean up its act were finally bearing fruit.

But on Wednesday, the company issued its first-quarter results. They showed a fall in enrollment and a reduction in forecasts for the rest of the year. Unhappy investors drove the stock down 14 percent for the week; the shares are 24 percent below where they were just before the company's announcement about the S.E.C. investigation.

Given that performance, Career Education shareholders just may be giving the three directors running on the dissident slate a closer look.

THE man rattling Career Education's cage is Steve Bostic, a former chief executive of American InterContinental University, an entity he sold to Career Education in 2001. He is now a private investor and owns about 1 percent of Career Education's shares.

"I'm concerned that without change there is a huge financial risk for shareholders, including myself," Mr. Bostic said in an interview. "We think we can work with the independent board members to do what's right for the company and do what's right for shareholders."

But Mr. Bostic has been frustrated by Career Education before. Last year, three proposals he put forth -- to require the company's directors to stand for election annually, to eliminate the company's poison pill and to allow shareholders with one-third of the company's stock to call a special meeting -- each received approval from about two-thirds of the stock outstanding. And 62 percent of the company's stock outstanding was voted in opposition to the three directors standing for election.

In response, Career Education appointed two new independent directors, terminated its poison pill and instituted stock ownership guidelines for senior management and the company's directors. Still, Mr. Bostic noted, Career Education's top executive and all of its directors own fewer shares in total than he does.

Career Education officials are spending shareholders' money to castigate Mr. Bostic. The company has taken out full-page newspaper advertisements, and its chief executive, John M. Larson, sent a letter to shareholders last month urging them to reject Mr. Bostic's slate. "We do not believe it is in your best interest for our momentum to be interrupted -- or worse, potentially permanently impaired -- by distractions from Steve Bostic, a dissident who owns approximately 1 percent of CEC's stock and is choosing to become a perennial agitator against your company, management and board in order to forward his own self-serving agenda," the letter said.

Mr. Bostic -- and anyone who is ringside for this match -- is learning firsthand how hard it is for shareholders to hold directors accountable when the companies they are supposed to oversee go off track. On Friday, he said that by the time his campaign is over, the cost could approach $2 million. He estimated that Career Education was spending more than double that to defend against his director slate.

A company spokeswoman, Lynne Baker, said in a statement that if one-third of the stockholders could call a special meeting, it would be "very disruptive" to the company's business.

As for the money the company is spending to battle Mr. Bostic, she said: "The board and the company will utilize the company's resources to assure that the best interests of the company and its stockholders are fully protected." She added that Mr. Bostic has said that if he wins, he will ask for reimbursement of his expenses.

Richard C. Ferlauto, director of pension and investment policy at the American Federation of State, County and Municipal Employees, said: "One of the largest obstacles to director accountability is that shareholders have limited ability to challenge boards because the companies control the treasury."

Mr. Ferlauto is the author of a proposal that would have forced companies to reimburse reasonable costs incurred when a shareholder contests the election of a director or group of directors. The proposal was voted down in recent weeks at three companies -- American Express, Bank of New York and Citigroup -- but Mr. Ferlauto said his organization would bring back a similar proposal next year.

In the face of Mr. Bostic's campaign, Career Education has proposed declassifying its board by 2008 -- meaning that all directors must stand for election every year -- and proposed allowing stockholders to call a special meeting with a two-thirds vote, far more than the one- third vote that a majority of shareholders favored last year. Career Education has also adopted a majority voting provision, requiring that directors receive support of more than 50 percent of votes cast to be re-elected, and has appointed another independent director.

"Negotiating concessions is not the same thing as respecting shareholder rights," said Gary Lutin, an investment banker at Lutin & Company and an adviser in corporate control contests. "When a company's board doesn't respond to a clear message, whether it's a shareholder vote or evidence of misconduct, it means that every single member either supports or tolerates irresponsibility. And if shareholders don't make use of their rights to replace all the irresponsible directors, then it's the shareholders themselves who are tolerating irresponsibility."

SO where do those shareholders stand on this matter? Only time will tell. But last year, several institutional shareholders voted for the three directors from whom a majority of owners withheld support. Wellington Management, Northern Trust and Federated Investors were among those supporting the directors.

Wellington and Northern Trust do not comment on their proxy voting practices. Federated did not return a phone call seeking comment.

Mr. Bostic said: "The problem is, the individual shareholder has got to take this on and it really shouldn't be that way. Most people don't have the passion and energy to do it. But major institutions do not pursue actions against a company. They vote with their feet and just leave, and that's bad for the rest of the shareholders."

We shall see how they vote this year.

Chart: "Focusing on Sales"

The number of recruiters at Career Education's schools has soared while the number of job placement advisers has not.

Graph tracks the number of recruiters and job advisers from 2001 to 2005.